Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William C. Calderara

President and Chief Executive Officer

(203) 720-5000

NAUGATUCK VALLEY FINANCIAL CORPORATION

SHAREHOLDERS APPROVE PENDING

MERGER WITH LIBERTY BANK

NAUGATUCK, CONNECTICUT, October 13, 2015 – Naugatuck Valley Financial Corporation (NASDAQ MKT: “NVSL”) (the “Company”), the parent holding company of Naugatuck Valley Savings and Loan, announced today that its shareholders approved the Company’s pending merger with Liberty Bank at a special meeting of shareholders held on October 8, 2015. Of the quorum of 5.3 million votes represented at this meeting, which amounted to 76% of the total shares outstanding, approximately 98% voted in favor of the merger.

“We are pleased with the overwhelming support of our shareholders for the upcoming merger with Liberty Bank. Our employees are working closely with Liberty Bank personnel to ensure a smooth transition for our customers,” remarked William C. Calderara, President and Chief Executive Officer.

The merger is expected to close in the first quarter of 2016 subject to the satisfaction of other customary closing conditions.

Naugatuck Valley Financial Corporation

Naugatuck Valley Financial Corporation, a bank holding company headquartered in Naugatuck, Connecticut, is the parent company of Naugatuck Valley Savings and Loan, a federal stock savings bank with assets of approximately $500 million. Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut and serves its customers through its nine (9) office branch network in Connecticut’s New Haven and Fairfield Counties. Naugatuck Valley Savings and Loan is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Special Note Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. All statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from forward-looking statements. These factors include, among others, the following: ability to meet the closing conditions to the merger; delay in closing the merger; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; changes in real estate market values in our market area; and changes in relevant accounting principles and guidelines. Additional factors are discussed under “Item 1A – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.